January 11, 1996


BT Advisor Funds
6 St. James Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

         With respect to our purchase from you of shares of beneficial interest (the "Initial Shares") of each of the following series (each a "Fund") of BT Advisor Funds (the "Trust"):

         EAFE(R) Equity Index Fund Institutional Class Shares
         U.S. Bond Index Fund Institutional Class Shares
         Equity 500 Equal Weighted Index Fund Institutional Class Shares Small Cap Index Fund Institutional Class Shares

we hereby advise you that we are purchasing the Initial Shares of each Fund with no intention to dispose of them either through resale to others or redemption by the Trust. The Trust will invest all of the investable assets of each Fund in the corresponding series of BT Investment Portfolios (the "Corresponding Portfolio"), an investment company registered under the Investment Company Act of 1940, as amended.

         The amount paid by a Fund on any redemption by us, or any other then-current holder of that Fund's Initial Shares, will be reduced by a portion of any unamortized organization expenses of the Fund and the Corresponding Portfolio, such portion to be determined by the proportion of the number of Initial Shares of the Fund redeemed to the number of the Initial Shares of the Fund then outstanding after taking into account any prior redemptions of the Initial Shares of the Fund. The amount of such reduction in excess of the unamortized organization expenses of the Fund shall be contributed by the Fund to the Corresponding Portfolio.

                                    Very truly yours,

                                    SIGNATURE FINANCIAL GROUP, INC.



                                    By    /s/Linwood C. Downs
                                       Name: Linwood C. Downs
                                       Title: Treasurer

BT0501A